Exhibit 99.1

[DiamondRock Hospitality Company Letterhead]

NEWS

CONTACT:	Mark Brugger
(301) 380-7100
info@drhc.com

DIAMONDROCK ANNOUNCES THAT IT HAS ENTERED INTO AN AGREEMENT TO PURCHASE THE OAK BROOK HILLS RESORT & CONFERENCE CENTER FOR $64 MILLION

BETHESDA, MD – JULY 25, 2005 – DiamondRock Hospitality Company (“DiamondRock”) (NYSE:DRH) today announced that it has entered into a definitive binding agreement to acquire the 384-room Oak Brook Hills Resort & Conference Center located in Oak Brook, Illinois, a suburb of Chicago. The 127-acre resort includes an 18 hole championship golf course at The Willow Crest Gold Club. The purchase price for the resort is $64 million.

The resort is currently not affiliated with a national hotel brand. DiamondRock intends to convert the resort to a Marriott Hotel; it will be known as the “Oak Brook Hills Marriott Resort”. As part of the brand conversion, DiamondRock will spend more than $14 million to renovate and reposition the resort into the premier conference center in the greater Chicago market.

We expect that the closing of this acquisition will occur on or before August 23, 2005, subject to the satisfaction of closing conditions.

We consider the acquisition of Oak Brook to be both “significant” and “probable” under the U.S. securities laws. Therefore, under the requirements of both Form S-11 and Form 8-K, we are required to provide our stockholders with audited financial statements for Oak Brook for the two most recent fiscal year periods. As the fiscal year of the current owner of the hotel ends on June 30th of each year, we expect the audit of the most recent fiscal year, ended June 30, 2005, to be completed in the latter part of August. Until we are able to include such audited financial statements for Oak Brook, we are not permitted to request the Securities and Exchange Commission declare effective the resale registration statement that we filed on April 4, 2005, as amended, pursuant to our Registration Rights Agreement, dated as of July 7, 2004. As a result, stockholders who acquired restricted securities issued by us in our 2004 private placement will continue to hold restricted securities until such audit is completed and the resale registration statement is declared effective.

This press release contains “forward-looking statements” within the meaning of federal securities law, including statements concerning business strategies and their intended results and similar statements concerning anticipated future events and expectations that are not historical facts. The forward-looking statements in this press release are subject to numerous risks and uncertainties, including the risk that the audit is not completed in a timely manner as well as effects of economic conditions, supply and demand changes for hotel rooms, competitive conditions in the lodging industry, relationships with clients and property owners, the impact of government regulations, the availability, terms and development of capital to finance growth, all of which could cause actual results to differ materially from those expressed in or implied by the statements herein.

About DiamondRock Hospitality Company

DiamondRock Hospitality Company is a self-advised real estate company that owns and acquires upper upscale and upscale hotel properties located in North America and operated under nationally recognized brand names. To a lesser extent, it acquires premium limited-service and extended-stay hotel properties in urban locations. DiamondRock has a strategic acquisition sourcing relationship with Marriott International. For more information about DiamondRock or to receive future press releases, please see the Company’s website at www.drhc.com

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